EXHIBIT 10.1

PURCHASE AGREEMENT

December 6, 2004

M.D.C. Holdings, Inc.
3600 South Yosemite
Suite 900
Denver, Colorado 80237

Re:	Distribution Agreement by and among M.D.C. Holdings, Inc., Banc of America Securities LLC, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Suisse First Boston LLC, Comerica Securities, Deutsche Bank Securities Inc., Greenwich Capital Markets, Inc., J.P. Morgan Securities Inc., McDonald Investments Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey Capital Markets, UBS Securities LLC and Wachovia Capital Markets, LLC, dated October 6, 2004 (“Distribution Agreement”)

On December 6, 2004, M.D.C. Holdings, Inc. (“MDC”) and the undersigned agents (the “Agents”) finalized terms for the issuance of $250 million of MDC’s Medium Term Senior Notes (Fixed Rate Notes) Due 10 Years from the Original Issue Date (the “Notes”). Settlement will occur on December 14, 2004. The Notes have been priced at a fixed interest rate of 5.375% and have a stated maturity of December 15, 2014. The Notes will be issued under the Senior Indenture dated December 3, 2002, as supplemented, in a public offering pursuant to MDC’s currently effective shelf registration statement, including the prospectus dated September 7, 2004, the prospectus supplement dated October 6, 2004 and the pricing supplement dated December 6, 2004.

Pursuant to the terms of the Distribution Agreement (including the administrative procedures attached as Exhibit A thereto) and this Purchase Agreement, the undersigned Agents agree to purchase the aggregate principal amount of Notes set forth opposite their names below:

Principal Amount
Name of Agent(s)	at Maturity
Citigroup Global Markets Inc.	$87,500,000
J.P. Morgan Securities Inc.	$87,500,000
Wachovia Capital Markets, LLC	$37,500,000
Banc of America Securities LLC	$25,000,000
BNP Paribas Securities Corp.	$12,500,000

Total	$250,000,000

The terms of such Notes shall be as set forth below.

Interest Rate:	5.375%

Interest Payment Dates:	June 15 and December 15

Regular Record Dates	June 1 and December 1

Redemption Date:	In whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ notice to the holders of the Notes.

Redemption Price(s):	The greater of (i) 100% of the principal amount of the Notes being redeemed, and (ii) the present value of the remaining scheduled payments on the Notes being redeemed on the Redemption Date, discounted to the Redemption Date, on a semiannual basis, at the Treasury Rate plus 20 basis points (0.20%), plus, in each case, accrued and unpaid interest, if any, on the Notes to the Redemption Date. In determining the Redemption Price and accrued interest, interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Principal Amount:	$250,000,000

Stated Maturity:	December 15, 2014

Trade Date:	December 6, 2004

Issue Price:	99.366%

Agent’s Discount or Commission:	0.625%

Settlement Date:	December 14, 2004

Additional Terms:

The Agents, out of their proceeds, agree to reimburse MDC in the amount of $50,000 in the aggregate for certain of MDC’s expenses related to the offering and sale of the Notes.

The following additional definitions shall apply to the Redemption Price of the Notes:

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release)

published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (b) if such release (or any successor release) is not published or does not contain such price on such business day, (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in New York City.

“Reference Treasury Dealer” means (a) Citigroup Global Markets Inc., J.P. Morgan Securities Inc. or one of the other Agents for the Notes, issued on the issue date (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, MDC will substitute therefor another Primary Treasury Dealer, and (b) any other Primary Treasury Dealer(s) selected by MDC.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such Redemption Date.

The Certificate referred to in Section 6(b), the opinions of counsel referred to in Section 6(c) and the accountants’ letter referred to in Section 6(d) of the above-mentioned Agreement will not be required, and the holdback agreement set forth in Section 3(g) of the above-mentioned Agreement will not be applicable.

If, on the Settlement Date, any one or more of the Agents shall fail or refuse to purchase Notes which it or they have agreed to purchase hereunder, and the aggregate principal amount of Notes which such defaulting Agent or Agents agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of the Notes to be purchased, each non-defaulting Agent shall be obligated severally in the proportion which the principal amount of Notes set forth opposite its name in this Purchase Agreement bears to the aggregate principal of Notes set forth opposite the names of all such non-defaulting Agents to purchase the Notes which such defaulting Agent or Agents agreed but failed or refused to purchase; provided, however, that in no event shall the principal amount of Notes which any Agent has agreed to purchase pursuant to this Purchase Agreement be increased by an amount in excess of one-ninth of such principal amount of Notes without the written consent of such Agent. If any Agent or Agents shall fail or refuse to purchase Notes and the aggregate principal amount of Notes with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Notes to be purchased, and arrangements satisfactory to the non-defaulting Agents and the Company for the purchase of such Notes are not made within 48 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Agent or the Company. In any such case the non-defaulting Agents shall have the right to postpone the Settlement Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement and in the Prospectus or in any other documents or arrangements may be effected.

Any action taken under this paragraph shall not relieve any defaulting Agent from liability in respect of any default of such Agent under this Agreement.

This Agreement and all of the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

[Signature Pages Follow]

     If the foregoing is in accordance with our agreement, please indicate your acceptance hereof in the space provided for that purpose below.

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ Richard Moriarty
Richard Moriarty, Managing Director

J.P. MORGAN SECURITIES INC.
By:	/s/ Stephen L. Sheiner
	Name:	Stephen L. Sheiner
	Title:	Vice President

WACHOVIA CAPITAL MARKETS, LLC
By:	/s/ John Hines
Authorized Signatory
John Hines Managing Director

BANC OF AMERICA SECURITIES LLC
By:	/s/ Lily Chang
Authorized Signatory

BNP PARIBAS SECURITIES CORP.
By:	/s/ Marcy S. Cohen
Marcy S. Cohen
Authorized Signatory

CONFIRMED AND ACCEPTED,
as of the date first above written.

M.D.C. HOLDINGS, INC.
By:	/s/ Paris G. Reece III
	Name:	Paris G. Reece III
	Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Joseph H. Fretz
	Name:	Joseph H. Fretz
	Title:	Secretary